EXHIBIT No. 10.21

August 25, 2000

Michael W. Ehresman
762 Pavilion Drive
Green Valley, CA  94585

Dear Mike:

We are very pleased to confirm our discussion regarding your joining Staff Leasing (SL) as a Senior Vice President, Strategic Initiatives. As discussed, this position reports to the Chief Executive Officer. The following should adequately outline the terms of our employment offer.

   Base Salary:               Your base salary would be $6923.07 bi-weekly.

   Hiring/relocation Bonus:   A $40,000 relocation bonus would be paid;
                              $30,000 after date of hire, and $10,000 upon completion of your relocation to permanent housing in the Bradenton area. In addition, STFF would pay the cost of moving your household goods to Bradenton directly to a moving carrier of its choice.

   Bonus Provisions:          On an annual basis, you would be
                              eligible for a bonus payment of 25% of base salary. The first year's bonus would be pro-rated.
                              Subsequent bonus percentages will be determined annually by the Compensation Committee of the Board of Directors and paid in the same manner as the other Vice Presidents.

   Stock Options:             Subject to final approval by the
                              Compensation Committee of the Board of Directors,
                              STFF would grant you 75,000 non-qualified stock options under the terms of the Staff Leasing, Inc. 1997 Stock Incentive Plan. The exercise price will be the fair market value (last closing price) of the underlying shares on your first day of employment. These options vest over a four-year period at 25% per year, commencing on the one year anniversary of your date of full-time hire.

   Change of Control
   Agreement:                 STFF would give you a change of control agreement
                              with a one year salary continuation clause in the event of your termination due to a change of control.

   Vacation:                  You would have pro-rated vacation in 2000 based
                              on your full-time start date. Twenty (20) days will be available beginning January 1, of the second calendar year.

   Health Insurance:          Staff Leasing would provide company paid medical
                              and dental insurance for you and your eligible dependents based on the HMO package (BCBS Health
                              Options currently) approved for official use.
                              You must enroll within your first 60 days of employment. If you do not enroll within your first 60 days, you must wait for the next annual enrollment or qualifying event.
                              Coverage does not begin until the 90th day.
                              Please consult Hazel Groome, Internal Benefits
                              Coordinator for enrollment information.

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All full-time employees are subject to successful completion of an initial ninety (90) day new hire orientation period. Of course, your employment with SL would be considered employment-at-will, and your tenure in this position would be dependent upon your individual performance and other factors such as business conditions. You would have the right to terminate your employment at any time for any reason, and we have that same right.

As a condition of employment, you will be required to sign our standard non-competition and confidentiality agreement (attached) on your first day of employment. And, you should know that compensation and benefit plans are subject to future adjustment as part of on-going program reviews.

If you are subject to any agreement or understanding with any other person or business entity that might affect the performance of your duties as an employee of STFF, you warrant that you have provided copies of all such written agreements or understandings to STFF and have made any unwritten understandings known to STFF via appropriate documentation. You acknowledge that STFF wants you to abide by any valid agreements you may have previously made and understand that STFF does not wish to interfere with your duties under any such prior agreements. You warrant that during your term of employment with STFF you will not breach or violate any agreement or understanding to which you are subject, through the performance of your duties as an employee of STFF. You agree that, during the term of employment with STFF, you will not bring onto the premises of STFF any unpublished document or any property belonging to your former employers or companies, if any, unless consented to in writing by such employers or companies.

Should you accept a full-time offer of employment, you will be required to execute an agreement in which you agree to resolve any dispute(s) arising out of, or concerning your employment pursuant to Staff Leasing's Internal Issue Resolution Process. If the dispute is not resolved internally, Staff Leasing's External Issue Resolution Process includes voluntary, non-binding mediation and, if necessary, mandatory binding arbitration. Carefully review the enclosed booklet outlining the policy.

The Immigration Reform and Control Act of 1986 obligates all employers to hire only American citizens and resident aliens who are authorized to work in the United States. We, therefore, would need to verify your eligibility for employment. Attached is a listing of acceptable documents that you will need to present on your first day of employment. If you do not have any of these listed documents, you must at least have a receipt showing that you have applied for a specific document. Without the aforementioned documentation, by law, we cannot permit you to start work.

As a condition of employment, new employees hired for a permanent position at the Bradenton Corporate Office will be required to undergo a pre-employment drug screen. Failure to pass the screen will result in the withdrawal of the employment offer. No one is permitted to start work before the company receives the drug screen results. Drug screen information is enclosed. If you have any questions, please contact Amy Kobert at (941) 744-3395.

Mike, the position of Senior Vice President of Strategic Initiatives provides an excellent opportunity for you to be a part of an exciting, challenging and growing company. This role is crucial to Staff Leasing's continued success. We look forward to you filling the position.

Sincerely,


Michael K. Phippen
Chairman & CEO


cc: Human Resources
         Employee Records

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